EXHIBIT 99.1

PRESS RELEASE


XTRANA ANNOUNCES SETTLEMENT OF LITIGATION WITH TRINITY BIOTECH

Monday June 23, 2003

BROOMFIELD, Colo.-- June 23, 2003--Xtrana, Inc. (OTCBB: XTRN) announced today that it has entered into a settlement agreement with Trinity Biotech, plc, with regard to a lawsuit filed by Trinity on December 19, 2002, and a counter suit filed against Trinity by Xtrana on January 17, 2003.

Trinity's lawsuit alleged breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, negligent misrepresentation, unjust enrichment, and violation of the Delaware Consumer Fraud Act in conjunction with Xtrana's sale of its Hemostasis business to Trinity. Xtrana's counter suit alleged tortuous interference with prospective economic advantage, breach of contract, breach of the covenant of good faith and fair dealing, and declaratory judgment as a result of Trinity's attempt to avoid its contractual obligations to Xtrana by instituting litigation to force Xtrana to renegotiate the terms of the sale of its Hemostasis business.

As a result of the settlement: (a) both parties have dismissed all claims under the existing litigation with prejudice; (b) both parties are released from any further claims or causes of action in connection with the sale of the Hemostasis assets to Trinity on December 21, 2001; and (c) Trinity has paid $1.5 million to Xtrana, representing a prepayment of the remaining outstanding secured notes resulting from the sale of the Hemostasis assets originally due on December 21, 2003, and December 21, 2004, less a financial discount for the prepayment.

"We have always felt that Trinity's suit had no merit, and settling this litigation has eliminated the significant financial burden of defending that suit for Xtrana," said Tim Dahltorp, Xtrana's CEO. "Although we were confident in our counter suit against Trinity, the risks inherently associated with litigation were not worth chasing the prospects of recovering attorney's fees and damages. The prepayment of the notes combined with the elimination of our continuing legal costs relating to the litigation will substantially improve the Company's short-term liquidity position. The combination of our improved liquidity, combined with the elimination of the negative connotations associated with the litigation will be positive factors in pursuing our ongoing process of attracting a strategic alliance with an appropriate partner, a process currently being managed by our investment banker, West Ridge Associates."

Xtrana, Inc. develops, manufactures and markets novel nucleic acid extraction kits and detection systems for use in molecular diagnostics, drug discovery, forensics, research, clinical and life sciences markets. To learn more about Xtrana, visit the Company's web site at www.xtrana.com.

This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's


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current  expectations and speak only as of the date made. These  forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, competitors' pricing strategies and technological innovations, changes in health care and government regulations, litigation claims, foreign currency fluctuation, product acceptance, as well as other factors discussed in the Company's last Report on Form 10-KSB.

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Contact:
     Xtrana, Inc.
     Timothy Dahltorp, 303/466-4424


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